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                                                                  EXHIBIT 99.1


CINCINNATI BELL
PRESS RELEASE

Media Contact:                                       Investor Contact:
Libby Korosec                                        Kevin Sullivan
513.397.1589                                         513.397.5752
LIBBY.KOROSEC@CINBELL.COM                            KEVIN.SULLIVAN@CINBELL.COM

                  CINCINNATI BELL INC. ELECTS NEW BOARD MEMBER,
                                MICHAEL G. MORRIS


CINCINNATI - December 4, 2003 - Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Michael G. Morris, (57) chairman, president and chief executive officer of the Northeast Utilities system, to the company's board of directors, effective immediately.

"We're excited to be adding Michael to our board of directors," stated Phil Cox, chairman of the board. "Michael is a nationally recognized leader in the energy field, and his extensive experience in a regulated environment will make him a tremendous asset to our company. In addition, he exhibits the integrity and leadership skills needed to be an effective board member in the twenty-first century."

Morris graduated from Eastern Michigan University with both Bachelor's and Master's degrees in science and received a law degree, cum laude from the Detroit College of Law. Before joining Northeast Utilities in August 1997, Morris served as president and CEO of Consumers Energy, the principal subsidiary of CMS Energy, and president of CMS Marketing, Services and Trading.

                                     -more-

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Morris is also a director of St. Francis Care, Inc., Nuclear Electric Insurance
Limited, American Gas Association, Spinnaker Exploration, Flint Ink Corporation, and Webster Financial Corporation. In addition, he is second vice chair for the Edison Electric Institute, and chairman of the Board of the Connecticut Business & Industry Association.



ABOUT CINCINNATI BELL
Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

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